Exhibit 23.4

Consent of Independent Public Accounting Firm

We consent to the incorporation in this Form S-4 Registration Statement of our report dated February 20, 2014 with respect to the financial statements of Florida Traditions Bank as of December 31, 2013 and for each of the years in the two-year period ended December 31, 2013.

/s/ Hacker, Johnson & Smith PA

HACKER, JOHNSON & SMITH PA

Tampa, Florida

May 19, 2014

Exhibit 23.4 - Page 1